Exhibit 10.2

RELAY THERAPEUTICS, INC.

RETENTION AWARD AGREEMENT

This Retention Bonus Award Agreement (this “Agreement”) is made and entered effective as of May 10, 2021 (the “Effective Date”), between Relay Therapeutics, Inc. (the “Company”) and Donald Bergstrom, M.D., Ph.D. (“Employee”).

WHEREAS, Employee occupies a key position with the Company and in order to ensure the continued effective conduct of the Company’s business, the Company desires to assure itself of the continuous services of Employee; and

WHEREAS, the Company desires to offer Employee a retention bonus award to incentivize Employee to remain employed with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.

Retention Award.  In the event that Employee remains continuously employed by the Company between the Effective Date and each date set forth below (each, a “Milestone Date”), then Employee shall be eligible to receive a retention award (each, a “Retention Award”) at the time and in the amount set forth on the following schedule, provided that Employee remains continuously employed with the Company as of each applicable Milestone Date:

(a)	Employee shall receive $600,000 on May 31, 2023; and
(b)	Employee shall receive $600,000 on May 31, 2024.

Payment of any Retention Award will be made by the Company in the next payroll after the applicable Milestone Date.

2.

Termination of Employment.  Employee shall no longer be eligible for a Retention Award if Employee’s employment is terminated for any reason prior to the applicable Milestone Date. Notwithstanding the foregoing, the Company shall pay Employee any unpaid Retention Award on the applicable Milestone Date provided in Section 1 of this Agreement if the Company terminates Employee’s employment without Cause (as defined herein) prior to such applicable Milestone Date.

3.

No Effect on Severance and Other Benefits. This Agreement shall not affect Employee’s eligibility or entitlement to receive any benefits payable to Employee under another severance or change of control plan, policy or agreement with the Company.

4.

Other Rights and Agreements.  This Agreement does not create any employment rights not specifically set forth herein with respect to Employee.  Employee’s employment remains at-will and can be terminated by the Company at any time and for any reason, with or without Cause.  This Agreement contains the entire understanding of the Company and Employee with respect to the subject matter hereof.

5.

Taxation; Section 409A. All payments described herein shall be subject to any and all applicable federal, state, local, foreign and/or other withholding taxes and all other authorized payroll deduction. This Agreement is intended to either comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and final regulations, rulings and other applicable guidance issued thereunder (collectively, “Section 409A”), and shall be interpreted and administered accordingly.  For purposes of Section 409A, references to termination of employment shall, to the extent any payments hereunder are not exempt from Section 409A, be interpreted consistent with the definition of “separation from service” in Section 409A (after giving effect to the presumptions contained therein). If at the time of Employee’s termination, Employee is deemed to be a “specified employee” of the Company under Section 409A, then limited only to the extent necessary to comply with the requirements of Section 409A, any payments which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the 1st business day of the 7th month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated but unpaid payments otherwise due to Employee. It is intended that each installment of the payments provided in this Agreement shall be treated as a separate “payment” under Section 409A.  Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A. Employee acknowledges that the Company does not guarantee the tax treatment or tax consequences associated with any payment provided in this Agreement, including but not limited to under Section 409A.

6.

Definition of Cause. As used herein, the term “Cause” shall mean: (a) fraud, embezzlement, or illegal misconduct in connection with Employee’s duties under this Agreement; (b) Employee’s commission of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (excluding minor traffic violations); (c) willful misconduct or gross negligence that is materially injurious to Company’s business, reputation or affairs; (d) alcohol or substance abuse that materially interferes with the performance by Employee of his duties or obligations; (e) repeated absence from work during normal business hours for reasons other than permitted absence; (f) violation of this Agreement or any other material agreement between Employee and Company; (g) repeated violation of any of the material policies or practices of Company (including but not limited to discrimination or harassment), or a single serious violation of such policies or practices that Company, in its discretion, determines is materially injurious to the business or reputation of Company; or (h) material failure or refusal to perform the duties and obligations delegated to Employee commensurate with Employee’s position as an employee of Company, which, if capable of being cured, continues after (A) Company delivers a written notice to Employee describing such failure or refusal, and (B) Employee has failed to cure such failure or refusal after a reasonable time period determined by Company in its reasonable discretion (not to be less than 30 days)

7.

General.  This Agreement may be amended only by written agreement signed by the Company and Employee. This Agreement shall be binding on the Employee and Employee’s executor, administrator and heirs, but may not be assigned by Employee.  This Agreement may be transferred or assigned by the Company and shall be binding on the

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transferee or assignee.  This Agreement shall automatically be transferred or assigned to and be binding upon any successor in interest to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.  This Agreement shall be construed and enforced in accordance with the laws of Massachusetts, without giving effect to the principles of conflict of laws thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Relay Therapeutics, Inc. By: /s/ Sanjiv K. Patel Name:Sanjiv K. Patel Title: President & CEO	Donald Bergstrom, M.D., Ph.D. /s/ Donald Bergstrom Signed Name

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